Exhibit 4.8.88 - Misc 4
Project Name: Shenyang Sunshine Pharmaceutical Company Limited New Factory Building Purification System Project

Contract Accessory – List of Electronic Sealed Sample

Series No.	Contents	Name of Electronic Document
1	URS Response Document	SUNTEC090608.pdf
2	Meeting Summary	SUNTEC Communication & scope confirmation 20090608-5
3	Construction Drawings	Pipe Cover.PDF
Pipe Table of Contents-1.PDF
Built-in Cover.PDF
Built-in Table of Contents-1.PDF
HVAC Cover.PDF
HVAC Table of Contents-1.PDF
HVAC Table of Contents-2.PDF
HVAC Table of Contents-3.PDF
HVAC Table of Contents-4.PDF
Electricity Cover.PDF
Electricity Table of Contents-1.PDF
Electricity Table of Contents-2.PDF
Electricity Table of Contents-3.PDF
4	Electronic Catalogue	Electronic Catalogue (1,3,4,5) - Carrier
Electronic Catalogue (2) - Vertical All-Fresh-Air Ventilation Air Conditioner
Electronic Catalogue (6) - Grundfos
Electronic Catalogue (7) - Water Tank
Electronic Catalogue (8) - Exhaust Fan & Fan Box
Electronic Catalogue (9) - Fire Protection & Smoke Control Centrifugal-Fan Box
Electronic Catalogue (10) - Fan Filter Units (FFU)
Electronic Catalogue (11) - Pass Window
Electronic Catalogue (12) - Cold Storage
Electronic Catalogue (13) - Sanitation
Electronic Catalogue (17) - Reducing Valve
Self-Control Components

Shenyang Sunshine Pharmaceutical Company Limited

Suntec Cleanroom & Air Conditioning Co.,Ltd